SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported) May 8, 2003


Commission       Registrant; State of Incorporation;          I.R.S. Employer
File Number        Address; and Telephone Number             Identification No.
-----------        -----------------------------             ------------------

333-21011        FIRSTENERGY CORP.                                34-1843785
                 (An Ohio Corporation)
                 76 South Main Street
                 Akron, Ohio  44308
                 Telephone (800)736-3402


1-2323           THE CLEVELAND ELECTRIC ILLUMINATING COMPANY      34-0150020
                 (An Ohio Corporation)
                 c/o FirstEnergy Corp.
                 76 South Main Street
                 Akron, OH  44308
                 Telephone (800)736-3402


1-3583           THE TOLEDO EDISON COMPANY                        34-4375005
                 (An Ohio Corporation)
                 c/o FirstEnergy Corp.
                 76 South Main Street
                 Akron, OH  44308
                 Telephone (800)736-3402


1-3141           JERSEY CENTRAL POWER & LIGHT COMPANY             21-0485010
                 (A New Jersey Corporation)
                 c/o FirstEnergy Corp.
                 76 South Main Street
                 Akron, OH 44308
                 Telephone (800)736-3402




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Item 9.  Regulation FD Disclosure

           On May 8, 2003, FirstEnergy Corp. updated the investment community on activities associated with efforts to return the Davis-Besse Nuclear Power Station to service in a safe and reliable manner and also provided an update to the Jersey Central Power & Light Company (JCP&L) Rate Case proceeding.

Nuclear Regulatory Commission (NRC) IMC 0350 Restart Process - May 6, 2003
--------------------------------------------------------------------------
Meetings
--------

           The NRC's IMC 0350 Panel conducted its monthly status session on the Davis-Besse restart effort at Camp Perry, near Port Clinton, Ohio on May 6, 2003. The meeting included an update on recent NRC activities, as well as an update by FirstEnergy Nuclear Operating Company (FENOC) officials on the company's progress toward preparing the plant for restart.

           The NRC discussed significant developments to the restart effort since the April 15, 2003 public meeting. The developments included the completion of the NRC's Fire Protection Inspection and the closure of the NRC's Restart Checklist Items:

     o  1a - Root Cause:  Penetration Cracking and Reactor Pressure Vessel
        Corrosion
     o  6a through 6f - Licensing Issue Resolution

           The NRC also discussed its continuing inspection efforts at the plant, including system health reviews and design issues, safety culture/safety conscious work environment, safety significant program effectiveness, corrective action, and preparation for the under-vessel head inspection. With respect to their safety culture/safety conscious work environment inspection team's efforts, the NRC clarified that the team's purpose is to evaluate the Company's action to improve the plant's safety culture and to ensure that the actions provide a reasonable path to success. They indicated that the purpose is not to impose requirements. The NRC also reported that they would be scheduling two public meetings on this topic. The first would be for the Company to present its assessment of safety culture and actions taken and long-term plans for continuing improvement in this area. This meeting would be held at the NRC Region III offices in Lisle, Illinois. The second would be a public exit meeting at the plant when the NRC's Safety Culture/Safety Conscious Work Environment Inspection Team completes their inspection activities.

           The FENOC presentation focused on the restart test plan including primary and secondary system readiness, Operations personnel readiness for restart, remaining tasks necessary for preparing the plant for restart, and further analysis of results from an employee survey conducted at the plant in late March. FENOC officials also announced that the physical work and paper closeout in support of the Containment Health Building Block is in final closure phase.

           Detailed presentations were provided to explain the two options under consideration for resolving the high pressure injection (HPI) pump hydrostatic bearing issue. The issue involves the potential for debris in water from the containment emergency sump to block ports that provide lubrication to the hydrostatic bearings, which could impact pump operability. The two options presented were:

     o replacement with HPI pumps that are not susceptible to this degradation mechanism; or
     o modify existing pumps to add internal self-flushing strainers to prevent debris from entering the bearing.

           The Company is currently pursuing both options in parallel, with vendor, Framatome, leading the replacement option effort and vendor, MPR, leading the modification option effort.

           The key upcoming activities include:

     o  completing remaining restraints to achieving mode 4
     o  finalizing resolution of remaining engineering design issues
     o  preparing for the reactor vessel pressure test


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

           The NRC reported that the next scheduled 0350 Panel meeting will be held at Camp Perry on June 3, 2003.

NRC Engineering Design Issue Resolution - May 7, 2003 Meeting
-------------------------------------------------------------

           On May 7, 2003, the NRC held a public meeting in Lisle, Illinois to discuss resolution of engineering design issues related to important safety systems at Davis-Besse. The Company updated the NRC on completion of five key latent issue reviews related to the reactor coolant system, auxiliary feedwater system, component cooling water system, emergency diesel generators, and service water system. In addition, the Company also provided an update on 10 safety function validation projects, five of which were confirmed. Each of the remaining design issues has a defined resolution path. Based on extensive latent issues reviews, focused self-assessments, containment inspections, program reviews, and safety function validation projects, the Company believes there is reasonable assurance the systems at Davis-Besse will be able to perform their intended safety functions upon completion of the remaining defined activities.

JCP&L Rate Case Proceeding
--------------------------

           JCP&L is currently in a base rate proceeding, which was required as a part of its restructuring order consistent with the electric restructuring legislation enacted in New Jersey on February 9, 1999.

           Reflecting its final update in the case, JCP&L is requesting a $122 million rate increase, a 6.1% average increase in customers' rates. This request reflects asset securitization of the forecasted July 31, 2003 deferred balance of $688 million. If JCP&L were not allowed to securitize the deferred balance, it has requested deferred balance recovery over a four-year period with a return on the unamortized balance. This alternative would raise the overall rate request to $246 million, a 12.4% average increase in customers' rates.

           The final updated rate request, including securitization of the deferred balances, is detailed below by rate tariff component:

                                      Jersey Central Power & Light Company
                                           Revenue and % Rate Change
                                                 ($ Millions)

                                               Securitization of
                                               Deferred Balance
                                               ----------------
                                        Revenue                  % Change
                                        -------                  --------

         Delivery Charge                 $(41)                     (2.1)

         Credit Elimination               111                       5.6

         MTC/TBC                           68                       3.4

         SBC                              (16)                     (0.8)
                                         ----                      ----

                  Total                  $122                       6.1%
                                         ====                      ====


           The rate increase of $111 million for the credit elimination will not have any impact on reported earnings. The changes in the MTC/TBC and the SBC tariff components will not have any significant impact on earnings as these cost recovery clauses generally use deferred accounting. Additional information about the above rate tariff components is available in the August 1, 2002 investor letter.

           Initial Briefs were filed in the case yesterday. The JCP&L and the Ratepayer Advocate Briefs focused on the positions each party had taken in their testimony during the hearing phase of the

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



proceeding. The New Jersey Board of Public Utilities (BPU) regulatory staff (Staff) participated in the hearings but did not file testimony. The Staff's Brief was their first public position in the proceeding.

           JCP&L strongly disagrees with many of the positions taken by the Staff in their Brief. JCP&L believes that its filed position in the rate case is reasonable and supported by the evidence in the record. Nonetheless, should the BPU ultimately accept the Staff's positions in a final order in the case, JCP&L estimates that the revenue and earnings impact of the Staff's position for the delivery charge component of the case is as follows:

                              JCP&L Base Rate Case
                  Staff's Briefing Position On Delivery Charge
                  --------------------------------------------
                                  ($ Millions)

                      Filed Position by JCP&L                  $ (41)

                      Staff Revenue Adjustments:

                      Expense Items                             (106)
                      Return on Equity (ROE)                    ( 45)
                      Capital Structure                          (21)
                      Rate Base                                  ( 5)
                                                               -----

                                    Total                      $(218)
                                                               =====

                      Estimated Annual Earnings Impact         $(119)


           The Staff used an allowed return on equity of 9.75% and an overall rate of return of 8.5%. This reflected an allowed common equity ratio for ratemaking purposes of 46%.

           In the prudence review of the JCP&L deferred balances, the Staff recommended that $153 million of the deferred balance be excluded from recovery from customers. If reflected in a final BPU order, deferred balance disallowance would result in a one-time charge against earnings.

           The Staff Brief had other recommendations impacting other components of JCP&L's tariff rates but these items do not have any significant impact on earnings as they relate to recovery clauses that generally use deferred accounting.

           JCP&L made its formal securitization filing with the BPU earlier this year. The use of securitization for recovery of the deferred balance will be decided in that proceeding.

           JCP&L strongly disagrees with many of the positions taken by the Staff in their Brief and will detail those in its Reply Brief, which is due on May 21, 2003. The Administrative Law Judge is scheduled to issue her recommended decision by the end of June and the BPU should decide the case in July. New rates are to become effective on August 1, 2003.

This Form 8-K includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate", "potential", "expect", "believe", "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, legislative and regulatory changes (including revised environmental requirements), the availability and cost of capital, ability to accomplish or realize anticipated benefits from strategic initiatives and other similar factors.


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                                    SIGNATURE



             Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



May 9, 2003




                                         FIRSTENERGY CORP.
                                         -----------------
                                             Registrant


                                       THE CLEVELAND ELECTRIC
                                       ----------------------
                                        ILLUMINATING COMPANY
                                        --------------------
                                             Registrant

                                      THE TOLEDO EDISON COMPANY
                                      -------------------------
                                             Registrant


                                 JERSEY CENTRAL POWER & LIGHT COMPANY
                                 ------------------------------------
                                             Registrant






                                           Harvey L. Wagner
                                  -----------------------------------
                                           Harvey L. Wagner
                                      Vice President, Controller
                                     and Chief Accounting Officer





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